                                                                       EXHIBIT 2

                               STOCKHOLDER AGREEMENT, dated as of April 21,
                        1998, among GEC INCORPORATED, a Delaware corporation ("Parent"), GEC ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent ("Purchaser"), and the persons listed on Schedule A hereto (each a "Stockholder" and, collectively, the "Stockholders").

          WHEREAS, Parent, Purchaser and Tracor, Inc., a Delaware corporation (the "Company"), propose to enter into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, the "Merger Agreement") providing for the making of a cash tender offer (as such offer may be amended from time to time as permitted under the Merger Agreement, the "Offer") by Purchaser for shares of Common Stock, par value $.01 per share, of the Company (the "Common Stock") and the merger of the Company and Purchaser (the "Merger");

          WHEREAS, each Stockholder is the beneficial owner of the shares of Common Stock set forth opposite such Stockholder's name on Schedule A hereto; such shares of Common Stock, as such shares may be adjusted by stock dividend, stock split, recapitalization, combination or exchange of shares, merger, consolidation, reorganization or other change or transaction of or by the Company, together with shares of Common Stock that may be acquired after the date hereof by such Stockholder, including shares of Common Stock issuable upon the exercise of options or warrants to purchase Common Stock (as the same may be adjusted as aforesaid), being collectively referred to herein as the "Shares" of such Stockholder; and

          WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Purchaser have requested that the Stockholders enter into this Agreement;

          NOW, THEREFORE, to induce Parent and Purchaser to enter into, and in consideration of their entering into, the Merger Agreement, and in consideration of the premises and the representations, warranties and agreements contained herein, the parties agree as follows:

          1.   Grant of Purchase Option.

          (a) Each Stockholder hereby severally and not jointly agrees that it shall tender the Shares it owns as of the date hereof and any Shares it may acquire prior to the expiration of the Offer and that it shall not withdraw any Shares so tendered (it being understood that the obligation contained in this sentence is unconditional, subject to Section 8). In addition, each Stockholder hereby severally and not jointly grants to Purchaser an irrevocable option (as to each Stockholder, the "Option") to purchase any of or all the Shares owned by such Stockholder and any of or all the Shares for which any stock options and warrants owned by such Stockholder are then exercisable on the date the Option is exercised by Purchaser (on any date, the "Vested Options and Warrants") in each case at a price per Share equal to $40.00 (the "Original Offer Price"). Subject to Section 8, the Option may be exercised at any time and from time to time after the date hereof, in whole or in part. If Purchaser shall for any reason have increased the price per share payable in the Offer over the Original Offer Price (and Purchaser accepts Shares for payment pursuant to the Offer), then, immediately following Purchaser's payment for the Shares pursuant to the Offer, each Stockholder shall pay to Purchaser on demand an amount in cash equal to the product of (x) the number of such Stockholder's Shares purchased pursuant to the Offer and (y) the excess of (A) the per share cash consideration received by the Stockholder as a result of the Offer, as amended, over (B) the Original Offer Price.

          (b) In the event that Purchaser wishes to exercise the Option as to a Stockholder, Purchaser shall give written notice (the date of such notice being called the "Notice Date") to such Stockholder and to the Company specifying the number (if less than all) of such Stockholder's Shares, including shares of Common Stock underlying Vested Options and Warrants, and a place, time and date not later than 10 Business Days (as defined in the Merger Agreement) from the Notice Date for the closing of such purchase. Prior to the closing, such Stockholder will take all action necessary to exercise the Vested Options and Warrants and obtain possession of the underlying Shares.

          2. Representations and Warranties of the Stockholders. Each Stockholder hereby, severally and not jointly, represents and warrants to Parent and Purchaser as follows:

          (a) Authority. The Stockholder has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Stockholder. This Agreement has been duly executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder enforceable against the Stockholder in accordance with its terms, except as the same may be limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws (as defined in the Merger Agreement) relating to creditors' rights generally and (b) legal principles of general applicability governing the application and availability of equitable remedies. Except for the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), neither the execution, delivery or performance of this Agreement by the Stockholder nor the consummation by the Stockholder of the transactions contemplated hereby will (i) require any filing with, or permit, authorization, consent or approval of, any Governmental Authority (as defined in the Merger Agreement), (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, amendment, cancelation or acceleration under, or result in the creation of any Lien (as defined in the Merger Agreement) other than a Permitted Encumbrance (as defined in the Merger Agreement) upon any of the properties or assets of the Stockholder under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, permit, concession, franchise, contract, agreement or other instrument or obligation (a "Contract") to which the Stockholder is a party or by which the Stockholder or any of the Stockholder's properties or assets, including the Stockholder's Shares, may be bound or (iii) violate any Order (as defined in the Merger Agreement) or any Law applicable to the Stockholder or any of the Stockholder's properties or assets, including the Stockholder's Shares, other than, in the case of clause (ii) above, such items that, individually or in the aggregate, have not and could not reasonably be expected to have a material adverse effect on the ability of the Stockholder to perform its obligations under this Agreement.

          (b) The Shares. The Stockholder's Shares and the certificates representing such Shares are now, and at all times during the term hereof will be, held by such Stockholder, or by a nominee or custodian for the benefit of such Stockholder, and the Stockholder has good and marketable title to such Shares, free and clear of any Liens, proxies, voting trusts or agreements, understandings or arrangements, except for any such Liens or proxies arising hereunder.

          (c) Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Stockholder.

          (d) Merger Agreement. The Stockholder understands and acknowledges that Parent is entering into, and causing Purchaser to enter into, the Merger Agreement in reliance upon the Stockholder's execution and delivery of this Agreement.

          3. Representations and Warranties of Parent and Purchaser. Parent and Purchaser hereby represent and warrant to the Stockholders as follows:

          (a) Authority. Each of Parent and Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Purchaser and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Purchaser. This Agreement has been duly executed and delivered by Parent and Purchaser and constitutes a valid and binding obligation of Parent and Purchaser enforceable in accordance with its terms, except as the same may be limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors' rights generally and (b) legal principles of general applicability governing the application and availability of equitable remedies.

          (b) Securities Act. The Shares will be acquired in compliance with, and Purchaser will not offer to sell or otherwise dispose of any Shares so acquired by it in violation of the registration requirements of, the Securities Act of 1933, as amended.

          4.  Covenants of the Stockholders.   Each Stockholder, severally and
not jointly, agrees as follows:

          (a) The Stockholder shall not, except as contemplated by the terms of this Agreement, (i) sell, transfer, pledge, assign or otherwise dispose of, or enter into any Contract, option or other arrangement (including any profit sharing arrangement) or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, the Shares to any person other than Purchaser or Purchaser's designee, (ii) enter into any voting arrangement, whether by proxy, voting agreement, voting trust, power-of-attorney or otherwise, with respect to the Shares or (iii) take any other action that would in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby.

          (b) Subject to Section 11 hereof, until the Merger is consummated or the Merger Agreement is terminated, the Stockholder shall not, nor shall the Stockholder permit any investment banker, financial adviser, attorney, accountant or other representative or agent of the Stockholder to, directly or indirectly (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed or reasonably likely to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined in the Merger Agreement) or (ii) participate in any discussions or negotiations regarding any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by an investment banker, financial advisor, attorney, accountant or other representative or agent of the Stockholder shall be deemed to be a violation of this Section 4(b) by the Stockholder.

          (c) At any meeting of stockholders of the Company called to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Merger and the Merger Agreement is sought, the Stockholder shall vote (or cause to be voted) the Stockholder's Shares in favor of the Merger, the adoption by the Company of the Merger Agreement and the approval of the other transactions contemplated by the Merger Agreement. At any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which the Stockholder's vote, consent or other approval is sought, the Stockholder shall vote (or cause to be voted) the Stockholder's Shares against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any other Acquisition Proposal (collectively, "Alternative Transactions") or (ii) any amendment of the Company's certificate of incorporation or bylaws or other proposal or transaction involving the Company or any of its subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Offer, the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement (collectively, "Frustrating Transactions").

          5. Grant of Irrevocable Proxy; Appointment of Proxy. (a) Each Stockholder hereby irrevocably grants to, and appoints, Mark Ronald and John Currier and any other individual who shall hereafter be designated by Parent, and each of them, such Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to vote such Stockholder's Shares, or grant a consent or approval in respect of such Shares, at any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought, in favor of the Merger, the adoption by the Company of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement and against any Alternative Transaction or Frustrating Transaction.

          (b) Each Stockholder represents that any proxies heretofore given in respect of such Stockholder's Shares are not irrevocable, and that any such proxies are hereby revoked.

          (c) Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 5 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Such Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked, subject to Section 8. Such Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of the General Corporation Law of the State of Delaware. Such irrevocable proxy shall be valid until the earlier of (i) December 31, 1998 or (ii) the termination of this Agreement pursuant to Section 8.

          6. Further Assurances. Each Stockholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further transfers, assignments, endorsements, consents and other instruments as Parent or Purchaser may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and to vest the power to vote such Stockholder's Shares as contemplated by Section 5. Parent and Purchaser jointly and severally agree to use reasonable efforts to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements that may be imposed with respect to the transactions contemplated by this Agreement (including any applicable legal requirements of the HSR Act).

          7. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties, except that Purchaser may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly owned subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns. Each Stockholder agrees that this Agreement and the obligations of such Stockholder hereunder shall attach to such Stockholder's Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including such Stockholder's heirs, guardians, administrators or successors.

          8. Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate upon the earlier of (a) the date upon which the Merger Agreement is terminated pursuant to Section 9.1(a) or (f) thereof or pursuant to Section 9.1(d)(i) thereof under circumstances when Parent did not have the right to terminate the Merger Agreement pursuant to Section 9.1(e)(iv) thereof and (b) December 31, 1998; provided, however, that Sections 1, 4(a), 6, 7, 10 and 13 hereof and this Section 8 shall survive any termination until the date that is 75 days after the date of termination of the Merger Agreement (other than any termination referred to in clause (a) above).

          9. Stop Transfer. The Company agrees with, and covenants to, Parent and Purchaser that the Company shall not register the transfer of any certificate representing any Stockholder's Shares unless such transfer is made in accordance with the terms of this Agreement.

          10.  General Provisions.

           (a) Payments. All payments required to be made to any party to this Agreement shall be made by wire transfer of immediately available funds to an account designated by such party at least one trading day prior to such payment.

           (b) Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

           (c) Amendments. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

           (d) Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied
     (which is confirmed), sent by overnight courier (providing proof of delivery) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (i)  if to Parent or Purchaser, to:

               GEC Incorporated and
               GEC Acquisition Corp.
               c/o GEC Marconi N.A., Inc.
               Mail Stop 11 CO1
               164 Totowa Road
               Wayne, NJ  07474-0975

               Attention: John Currier
               Telecopier No.: (973) 633-6431

               with a copy to:

               Cravath, Swaine & Moore
               Worldwide Plaza
               825 Eighth Avenue
               New York, NY 10019-7475

               Attention:  Melvin L. Bedrick, Esq.
               Telecopy No:  (212) 474-3700

               and

          (ii) if to a Stockholder, to the address set forth under the name of such Stockholder on Schedule A hereto with a copy to:

               Winstead Sechrest & Minick P.C.
               5400 Renaissance Tower
               1201 Elm Street
               Dallas, TX 75270

               Attention: Darrel A. Rice
               Telecopier No.: (214) 745-5390

          (e) Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". Words in the singular include the plural, and words in the plural include the singular.

          (f) Counterparts. This Agreement may be executed in multiple counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

          (g) Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

          (h) Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflict of Law.

          (i) Publicity. Except as otherwise required by Law, court process or the rules of a national securities exchange or the Nasdaq National Market or as contemplated or provided in the Merger Agreement, for so long as this Agreement is in effect, no Stockholder shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement or the Merger Agreement without the consent of Parent, which consent shall not be unreasonably withheld.

          11. Stockholder Capacity. No person executing this Agreement makes any agreement or understanding herein in his or her capacity as a director or officer of the Company or any subsidiary of the Company. Each Stockholder signs solely in his or her capacity as the beneficial owner of such Stockholder's Shares and nothing herein shall limit or affect any actions taken by a Stockholder in its capacity as an officer or director of the Company or any subsidiary of the Company to the extent specifically permitted by the Merger Agreement.

          12. Performance by Purchaser. Parent covenants and agrees for the benefit of the Stockholders that it shall cause Purchaser to perform in full each obligation of Purchaser set forth in this Agreement.

          13. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.
It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in the State of Delaware or in any Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit such party to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that such party will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a Federal court located in the state of Delaware or a Delaware state court and (iv) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby. The parties irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the courts of the State of Delaware or of the United States of America located in the State of Delaware, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

          IN WITNESS WHEREOF, each of Parent and Purchaser has caused this Agreement to be signed by its officer or director thereunto duly authorized and each Stockholder has signed this Agreement, all as of the date first written above.


                                        GEC INCORPORATED



                                        By /s/ MICHAEL LESTER
                                          -------------------------------------
                                          Name:  Michael Lester
                                          Title: Director





                                        GEC ACQUISITION CORP.



                                        By /s/ JOHN CURRIER
                                          -------------------------------------
                                          Name:  John Currier
                                          Title: Vice President
                                                  and Secretary

                                        STOCKHOLDERS


                                        /s/ JAMES B. SKAGGS
                                        ---------------------------------------
                                        James B. Skaggs


                                        /s/ WILLIAM E. CONWAY, JR.
                                        ---------------------------------------
                                        William E. Conway, Jr.


                                        /s/ JULIAN DAVIDSON
                                        ---------------------------------------
                                        Julian Davidson


                                        /s/ ANTHONY GRILLO
                                        ---------------------------------------
                                        Anthony Grillo


                                        /s/ BOB MARBUT
                                        ---------------------------------------
                                        Bob Marbut

                                        /s/ ELVIS L. MASON
                                        ---------------------------------------
                                        Elvis L. Mason


                                        /s/ THOMAS P. STAFFORD
                                        ---------------------------------------
                                        Thomas P. Stafford


                                        /s/ K. BRUCE HAMILTON
                                        ---------------------------------------
                                        K. Bruce Hamilton


                                        /s/ BARRY G. CAMPBELL
                                        ---------------------------------------
                                        Barry G. Campbell


                                        /s/ GEORGE R. MELTON
                                        ---------------------------------------
                                        George R. Melton


                                        /s/ TERRY A. STRAETER
                                        ---------------------------------------
                                        Terry A. Straeter

ACKNOWLEDGED AND AGREED
TO AS TO SECTION 9:

TRACOR, INC.


By /s/ JAMES B. SKAGGS
  -------------------------------------
     Name:  James B. Skaggs
     Title: President and
            Chief Executive
            Officer

                                  Schedule A
                                  -----------


                                     Total number  Total number   Total number
                                     of shares     of shares      of shares
                                                   underlying     underlying
                                                   stock options  warrants
                                     ------------  -------------  ------------
James B. Skaggs                            43,364        663,700         4,000
4700 Toreador Drive
Austin, TX  78746

William E. Conway, Jr.                     15,046          6,000          N/A
The Carlyle Group
Suite 220 South
1001 Pennsylvania Ave, N.W.
Washington, DC  20004

Julian Davidson                             3,000          6,000          N/A
Davidson Enterprises
991 Discovery Dr.
Huntsville, AL  35806

Anthony Grillo                             13,000          6,000          N/A
Pleasantville Road
New Vernon, NJ 07976

Bob Marbut                                 27,500          6,000          N/A
200 Concord Plaza, Suite 700
San Antonio, TX  78216

Elvis L. Mason                              7,000          6,000          N/A
Mason Best
2121 San Jacinto Suite 1000
Dallas, TX  75201

Thomas P. Stafford                          7,000          6,000          N/A
Stafford, Burke and Hecker, Inc.
1006 Cameron Street
Alexandria, VA  22314

K. Bruce Hamilton                               0         98,000          N/A
Tracor Systems Technologies, Inc.
1601 Research Blvd.
Rockville, MD 20850

Barry G. Campbell                           1,887         99,000          N/A
Tracor Systems Technologies, Inc.
1601 Research Blvd.
Rockville, MD 20850

George R. Melton                           12,600        119,400          N/A
Tracor Aerospace, Inc.
6500 Tracor Lane
Austin, TX 78725

Terry A. Straeter                         176,331         82,000         2,000
GDE System, Inc.
16550 W. Bernardo Dr.
San Diego, CA 92127